EXHIBIT 21.1
SUBSIDIARIES

Name of Subsidiary	State or Jurisdiction of Incorporation or Organization
MIDDLETON PEST CONTROL, INC.	Florida
SUNAIR FLORIDA PEST HOLDINGS, INC.	Florida
SUNAIR INTERNATIONAL SALES CORP.	Florida
SUNAIR PEST HOLDINGS, INC.	Florida
SUNAIR SOUTHEAST PEST HOLDINGS, INC.	Florida